UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2007

Fiserv, Inc.

(Exact Name of Registrant as Specified in Charter)

Wisconsin	0-14948	39-1506125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Fiserv Drive, Brookfield, Wisconsin 53045

(Address of Principal Executive Offices, Including Zip Code)

(262) 879-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following matters relating to the compensation of named executive officers for 2006 and 2007 were decided by the Compensation Committee (the “Committee”) of the Board of Directors of Fiserv, Inc. The executive officers listed below, other than Mr. Hirsch, were named executive officers in our 2006 proxy statement. Mr. Hirsch is included below because he is our chief financial officer and will be identified in our 2007 proxy statement as a named executive officer. The Committee approved the incentive awards for 2006 and set 2007 base salaries as follows:

Name	2006 Cash Incentive Award	Restricted Share Grant(1)	Option Grant(2)	2007 Base Salary
Jeffrey W. Yabuki	$893,760	16,586	124,392	$840,000
Thomas J. Hirsch	224,500	2,500	25,000	400,000
Norman J. Balthasar	621,376	12,758	95,686	730,000
Thomas A. Neill	240,000	2,000	20,000	445,000
Charles W. Sprague	197,600	1,000	8,000	416,000

(1)	The restrictions with respect to 50% of these shares lapse on the third anniversary of the grant date, February 23, 2007 (the “Grant Date”), and the restrictions with respect to the remaining 50% lapse on the fourth anniversary of the Grant Date.
(2)	20% of the options vested on the Grant Date and an additional 20% will vest on each anniversary of the Grant Date until the options are fully vested. The options have an exercise price of $54.69 per share which is equal to the closing price of our common stock on the Nadsaq stock market on the Grant Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISERV, INC.

Date: February 28, 2007	By:	/s/ Thomas J. Hirsch
Thomas J. Hirsch
Executive Vice President,
Chief Financial Officer,
Treasurer and Assistant Secretary